EXHIBIT 3.4
                                   CHARTER OF
                             THE AUDIT COMMITTEE OF
                            THE BOARD OF DIRECTORS OF
                             TRIZEC PROPERTIES, INC.



A.  Purpose

     The purpose of the Audit Committee is to assist the board of directors (the "Board of Directors") of Trizec Properties, Inc. (the "Corporation") in (i) fulfilling its responsibilities to oversee the Corporation's financial reporting process, including monitoring the integrity of the Corporation's financial statements and the independence and performance of the Corporation's internal and external auditors, and (ii) monitoring the ownership and transfer of the Corporation's shares for the purpose of ensuring that the Corporation achieves and preserves its status as a "domestically-controlled REIT."

     The Audit Committee's responsibilities are those of monitoring and supervision and, in carrying out its responsibilities, the Audit Committee is not providing any expert or other special assurances as to the Corporation's financial statements or as to the Corporation's status as a "domestically-controlled REIT." The Corporation's executive management of the Corporation remains responsible for the preparation of the financial statements in accordance with generally accepted accounting principles and the Corporation's independent auditors remain responsible for auditing those financial statements.

B.  Membership Requirements

     The Audit Committee shall be comprised of that number of Directors as the Board of Directors shall determine from time to time, such numbers not to be less than three (3) in accordance with the Corporation's by-laws (the "By-Laws"), each of which Directors shall meet all applicable requirements of the Audit Committee Policy of the New York Stock Exchange with respect to independence, financial literacy, accounting or related financial expertise, and any other matters required by the New York Stock Exchange. The members of the Audit Committee shall be appointed annually by the Board of Directors. Either the Board of Directors or the members of the Audit Committee may appoint the Chairman of the Audit Committee.

C.  Authority

     In discharging its oversight responsibilities, the Audit Committee shall have unrestricted access to the Corporation's management, books and records and the authority to retain outside counsel, accountants or other consultants in the Audit Committee's sole discretion.

D.  Responsibilities

     The following are the general responsibilities of the Audit Committee and are set forth only for its guidance. The Audit Committee may assume such other responsibilities as it deems necessary or appropriate in carrying out its oversight functions. The Audit Committee shall:



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     1.   propose to the Board of Directors annually the appointment of, and fees for, the independent auditors who shall be accountable to the Board of Directors and the Audit Committee;

     2. determine whether to recommend to the Board of Directors that the Corporation's financial statements be included in its annual report on Form 10-K for filing with the Securities and Exchange Commission (the "SEC"). To carry out this responsibility, the Audit Committee shall:

          a. review the proposed scope of the annual audit and agree thereon with the independent auditors;

          b. review and discuss the audited financial statements with management and the independent auditors;

          c. discuss with the independent auditors the matters required by Statement on Auditing Standards No. 61;

          d. review and discuss with the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 regarding their independence and, where appropriate, recommend that the Board of Directors take appropriate action in response to the disclosures to satisfy itself of the independence of the Corporation's independent auditors; and

          e. based upon the reviews and discussions, issue its report for inclusion in the Corporation's proxy statement;

     3. consider whether the provision of services by the independent auditors not related to the audit of the annual financial statement and the review of the interim financial statements included in the Corporation's Forms 10-Q for such year is compatible with maintaining the auditors' independence;

     4. review and discuss with management and the independent auditors the Corporation's interim financial statements to be included in the Corporation's quarterly reports to be filed with the SEC;

     5. oversee the functioning of the internal audit review, including its organization, charter, staffing and work plans, and review periodic reports prepared by such organization;

     6. meet privately with the independent auditors and with the head of the Internal Audit Department to review the Corporation's accounting practices, internal accounting controls and such other matters as the Audit Committee deems appropriate;



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     7.   unless the Board of Directors has already done so, designate an appropriate officer ("Monitor") who, with the assistance of such personnel as may be appropriate, shall monitor and enforce ownership and transfer limitations and restrictions necessary to ensure that the Corporation achieves and maintains qualification as a "domestically-controlled REIT";

     8. review and discuss with the Monitor any matter relating to ownership or transfer of the Corporation's shares in violation of the Corporation's Certificate of Incorporation, as may be amended from time to time, or any other matters of which the Monitor is required to inform the Audit Committee in accordance with the Corporation's Policies and Procedures;

     9. semi-annually review the performance of the Monitor to ensure that the Monitor diligently performs his or her duties in accordance with the Corporation's Polices and Procedures and at that time consider whether any changes to the Corporation's Policies and Procedures may be appropriate;

     10. regularly report to the Board of Directors its conclusions with respect to the matters that the Audit Committee has considered; and

     11. review and reassess the adequacy of this charter of the Audit Committee annually and submit any proposed modifications to the Board of Directors for approval.

E.  Meetings

     Subject to the By-Laws and resolutions of the Board of Directors, the Audit Committee shall meet at least four (4) times annually at such times as the Chairman of the Committee shall designate. The Audit Committee shall fix its own rules of procedure, and a majority of the members serving shall constitute a quorum. The Audit Committee shall keep minutes of its meetings and all action taken shall be reported to the Board of Directors.



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